Exhibit 8.7

PricewaterhouseCoopers One Spencer Dock North Wall Quay Dublin 1 Ireland I.D.E. Box No. 137 Telephone +353 (0) 1 792 6000 Facsimile +353 (0) 1 792 6200 www.pwc.com/ie
The Managing and Supervisory
Boards of Directors of James Hardie Industries SE
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands

13 April 2010
dhn/mkr/edm

Dear Sirs
James Hardie Industries SE
We have acted as special Irish tax advisers to James Hardie Industries SE, a European company (Societas Europaea (“SE”)) registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transfer of the Company’s corporate domicile from The Netherlands to Ireland. At your request, we are rendering our opinion set forth below concerning material Irish tax consequences of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement).
In the above capacity, we have reviewed (i) the Registration Statement on Form F-4 (File No. 333-165531) relating to the Securities filed by the Company on 13 April 2010 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”) and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
For the purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents
Ronan Murphy Olwyn Alexander Brian Bergin Alan Bigley Sean Brodie Paraic Burke Damian Byrne Pat Candon Mark Carter John Casey Mary Cleary Siobhán Collier Tom Corbett Andrew Craig Thérèse Cregg Garrett Cronin Richard Day Fíona de Búrca Gearóid Deegan Jean Delaney David Devlin Liam Diamond John Dillon Ronan Doyle John Dunne Kevin Egan Enda Faughnan John Fay Martin Freyne Ronan Furlong Denis Harrington Teresa Harrington Alisa Hayden Paul Hennessy Mary Honohan Ken Johnson Patricia Johnston Paraic Joyce Andrea Kelly Ciaran Kelly Colm Kelly Joanne Kelly John Kelly Susan Kilty Anita Kissane Chand Kohli John Loughlin Vincent MacMahon Ronan MacNioclais Tom McCarthy Teresa McColgan Dervla McCormack Enda McDonagh Caroline McDonnell Jim McDonnell John McDonnell Ivan McLoughlin James McNally Robin Menzies Brian Neilan Damian Neylin Andy O’Callaghan Ann O’Connell Jonathan O’Connell Carmel O’Connor Denis O’Connor Marie O’Connor Paul O’Connor Terry O’Driscoll Mary O’Hara Irene O’Keeffe John O’Leary Dave O’Malley Garvan O’Neill Michael O’Neill Tim O’Rahilly Billy O’Riordan Feargal O’Rourke Joe O’Shea Ken Owens George Reddin Dermot Reilly Gavan Ryle Emma Scott Bob Semple Mike Sullivan Billy Sweetman Paul Tuite David Tynan Joe Tynan Pat Wall Aidan Walsh Tony Weldon
Also at Cork, Galway, Kilkenny, Limerick, Waterford and Wexford
PricewaterhouseCoopers is authorised by the Institute of Chartered Accountants in Ireland to carry on investment business.

submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
In rendering our opinion, we have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. We have further assumed that (i) Stage 2 of the Proposal will be consummated in accordance with the description in the Registration Statement and none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) such other documents, certificates and records and statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the date that implementation of Stage 2 of the Proposal is completed, and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by the Company.
Our opinion is based on Irish tax legislation, relevant Irish case law, other Irish Revenue guidance and published opinions and administrative pronouncements of the Irish tax authorities, income tax treaties to which Ireland is a party, and such other authorities as we have considered relevant, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Irish tax authorities or, if challenged, by a court.
On the basis of the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement and herein, we are of the opinion that while the descriptions in (i) Section 8.4.2.1 of the F-4 entitled “Tax on future dividends from Irish SE: non-Irish resident shareholders”, (ii) Section 8.4.2.2 of the F-4 entitled “Tax on future dividends from Irish SE: Irish resident shareholders”, (iii) Section 8.4.2.3 of the F-4 entitled “Tax on future disposal of Irish SE shares: Non-Irish resident shareholders”, (iv) Section 8.4.2.4 of the F-4 entitled “Tax on future disposal of Irish SE shares: Irish resident shareholders”, and (v) Section 8.4.2.5 of the F-4 entitled “Irish stamp duty on future transfers of Irish SE shares” do not purport to describe all possible Irish tax consequences of the Proposal to Holders and the Company, under present Irish tax law such descriptions fairly summarize the relevant Irish tax law.

(2)

Except as set out above, we express no opinions or views regarding the Irish tax consequences of the Proposal or any other transaction related to the Proposal.
This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers

(3)